Exhibit 99.1

DATE: June 1, 2006	FINANCIAL CONTACTS:
	Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
	Stacey Weikel	610-208-6112	sweikel@sovereignbank.com
MEDIA CONTACT
	Ed Shultz	610-378-6159	eshultz1@sovereignbank.com
Sovereign Closes on Equity Offering to Santander and Acquisition of
Independence Community Bank Corp.
PHILADELPHIA, PA...Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank, announced today that it has completed its acquisition of Independence Community Bank Corp. (“Independence”) of Brooklyn, New York and the $2.4 billion placement of common equity with Banco Santander Central Hispano, S.A. (“Santander”) of Madrid, Spain, the 10th largest bank in the world as ranked by market capitalization.
On May 31, 2006, Sovereign completed its equity offering of $2.4 billion to Santander by issuing 88,705,123 shares at $27.00 per share, representing a 21% premium over Wednesday’s closing price. This makes Santander Sovereign’s largest shareholder.
Sovereign closed on its acquisition of Independence effective June 1, 2006 for $42 per share in cash, representing an aggregate transaction value of $3.6 billion. Sovereign funded this acquisition using the proceeds from the $2.4 billion equity offering to Santander, net proceeds from recent issuances of perpetual and trust preferred securities and cash on hand. Sovereign expects to issue additional trust preferred or similar securities later this month.
The Independence acquisition provides Sovereign the No. 9 deposit market share in the very attractive Metro New York Market. Independence has $19.0 billion in assets and is a leading community bank and multifamily lender in the Metro New York area. The combined company, with over $80 billion in assets, solidifies Sovereign’s position among the top 10 banks in the northeastern United States and the top 20 banks in the entire country.
“These are milestones in Sovereign’s history and an exciting time for all of us. The acquisition of Independence allows us to expand our Northeastern footprint and to have a significant presence in the most dynamic banking market in the United States as we seek to grow our core businesses and product lines and to execute our strategy to attract more than our share of the Hispanic markets. Our partnership with Santander will enhance our organization for years to come. Santander is one of the world’s leading and most respected banks and will provide Sovereign with enhanced capital flexibility and leverage from Santander’s international presence. Santander has a notable history of profitable investments in foreign and

U.S. companies similar to the commitment it has made in Sovereign. Santander’s global strength and Sovereign’s local expertise in the northeast United States are what makes this partnership so valuable as we look forward to building an even better bank for our customers, shareholders, team members and the communities we serve,” commented Jay S. Sidhu, Sovereign’s Chairman, President and Chief Executive Officer.
In addition, Sovereign announced that Independence has designated and Sovereign has elected Maria Fiorini Ramirez, an internationally recognized economist and a former Independence director to its Board effective as of Sovereign’s closing with Independence. Also, as previously disclosed, Emilio Botin, Chairman of Santander, and Juan Rodriguez Inciarte, Executive Vice President of Santander, have been appointed and elected as Santander’s representatives to Sovereign’s Board effective as of Sovereign’s closing with Santander.
Sovereign also announced the continuation and enhancement of Independence’s longstanding relationship with and investment in Meridian Capital Group, LLC. Meridian is the third largest commercial real estate broker in the United States and is recognized as a leader in multi-family lending.
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, an $83 billion financial institution with nearly 800 community banking offices, over 2,000 ATMs after giving effect to the recently announced branding agreement in which Sovereign ATMs will be placed in CVS/pharmacy locations and approximately 12,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK.
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Note: “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release regarding Sovereign Bancorp’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual future events to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.